Exhibit 23.5

Date: October 25, 2022

Prestige Wealth Inc. (the “Company”)

Suite 5102, 51/F, Cheung Kong Center

2 Queen’s Road Central

Hong Kong, People’s Republic of China

Dear Sirs or Madams:

We hereby consent to the use of our firm’s name under the captions “Prospectus Summary” and “Risk Factors—Risks Related to the Potential Impact of PRC Laws and Regulations on Our Subsidiaries’ Business” in the Company’s registration statement on Form F-l, including any amendments or supplements thereto (the “Registration Statement”), which will be filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the proposed initial public offering of a certain number of ordinary shares of the Company on October 25, 2022.

ln giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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